Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: February 9, 2016

ARC GROUP WORLDWIDE, INC. REPORTS SECOND QUARTER FISCAL YEAR 2016 RESULTS

DELAND, FL., February 9, 2016/Marketwired/—ARC Group Worldwide, Inc. (“ARC” and the “Company”) (NASDAQ: ARCW), a leading global provider of advanced manufacturing and 3D printing solutions, today reported its second quarter fiscal year 2016 (December 27, 2015) results.

Highlights for the quarter ended December 27, 2015, compared sequentially to the quarter ended September 27, 2015:

•  Sales of $25.0 million, an increase of 2.2%; and

•  Adjusted EBITDA of $2.9 million, an increase of 8.4%.

Second Quarter Results

Second fiscal quarter 2016 revenue was $25.0 million, a 2.2% increase sequentially, compared to the first fiscal quarter of 2016.  The increase was due to early stages of momentum in several key market segments served by the Company, along with record metal 3D printing revenue.  Adjusted EBITDA for the second fiscal quarter was $2.9 million, an 8.4% increase sequentially, compared to the first fiscal quarter of 2016.  Adjusted EBITDA Margin increased to 11.5%, from 10.8% in the prior sequential quarter, reflecting greater operational efficiencies.

ARC Mexico

ARC has launched a new initiative in Mexico, which is expected to begin operations in the next several months.  ARC Mexico should help the Company be more competitive in winning new North American business and improving margins.

Jason Young, Chairman and CEO, commented, "While we are encouraged by the positive sequential performance, we are still in the early stages of building momentum in sales.  We remain focused on improving speed to market for our customers and helping them consolidate their supply chain with our holistic solution.  Under our new sales leadership and focus, we believe we are making good progress educating our customers about our differentiated solution and expect to get continued traction over time.  We are also encouraged by the growing demand for our metal 3D printing services, which we expect to be a major growth driver in the future.”

GAAP to Non-GAAP Reconciliation

EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Earnings and Adjusted Earnings Per Share are non-GAAP financial measures.  EBITDA Margin and Adjusted EBITDA Margin are calculated by dividing EBITDA and Adjusted EBITDA, respectively, by sales.  The Company has provided non-GAAP financial information to provide additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations.    Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The reconciliation to GAAP is as follows (dollars in thousands):

	December 27,	September 27,	June 30,	December 28,
For the three months ended:	2015	2015	2015	2014
Net Loss	$(594)	$(441)	$(666)	$(2)
Interest Expense, Net	1,126	1,141	1,248	1,213
Income Taxes	(132)	(426)	1,158	237
Depreciation and Amortization	2,388	2,362	2,402	2,355
EBITDA	$2,788	$2,636	4,142	$3,803
EBITDA Margin	11.1%	10.8%	14.4%	14.0%
Merger Expenses	—	—	—	11
Reorganization Expenses	90	9	—	—
Adjusted EBITDA	$2,878	$2,645	$4,142	3,814
Adjusted EBITDA Margin	11.5%	10.8%	14.4%	$14.1%

Net Loss	$(594)	$(441)	$(666)	$(2)
Merger Expenses	—	—	—	11
Reorganization Expenses	90	9	—	—
Adjusted Earnings	$(504)	$(432)	$(666)	$9
Adjusted Earnings Per Share	$(0.03)	$(0.02)	$(0.04)	$—
Weighted Average Common Shares Outstanding	18,123,883	18,123,883	17,752,915	14,673,205

EBITDA excludes interest expense, net and income taxes because these items are associated with our capitalization and tax structures.  EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of prior capital expenditure decisions which may not be indicative of future capital expenditure requirements.

The Company defines Adjusted EBITDA as EBITDA plus merger expenses, other non-recurring expenses and reorganization expenses.  Merger expenses are costs incurred to effectuate our acquisitions, such as advisory, legal and accounting fees.  Other non-recurring expenses consist primarily of accounting and legal fees associated with our acquisitions and financing activities.  Reorganization expenses are primarily labor and labor related costs associated with the termination of employees.

Adjusted Earnings removes the impact of merger expenses and reorganization expenses.

About ARC Group Worldwide, Inc.

ARC Group Worldwide, Inc. is a leading global advanced manufacturing and 3D printing service provider.  The Company offers its customers a compelling portfolio of advanced manufacturing technologies and cutting-edge capabilities to improve the efficiency of traditional manufacturing processes and accelerate their time to market.  In addition to being a world leader in metal injection molding, ARC has significant expertise in plastic and metal 3D printing, precision stamping, traditional and clean room plastic injection molding, advanced rapid tooling, thixomolding, lean manufacturing, antennas, hermetic seals, robotics, and flanges and forges.

Forward Looking Statements

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information on risks and uncertainties that could affect ARC’s business, financial condition and results of operations, readers are encouraged to review Item 1A. – Risk Factors and all other disclosures appearing in ARC’s Form 10-K  for the fiscal year ended June 30, 2015 and Form 10-Q for the period ended September 27, 2015 as well as current reports on Form 8-K filed from time-to-time with the Securities and Exchange Commission.

CONTACT: Drew M. Kelley

PHONE: (303) 467-5236

Email: InvestorRelations@ArcGroupWorldwide.com

ARC Group Worldwide, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except for share and per share amounts)

	For the three months ended		For the six months ended
	December 27,	December 28,	December 27,	December 28,
	2015	2014	2015	2014
Sales	$25,028	$27,106	$49,517	$55,804
Cost of sales	20,407	20,719	40,412	42,434
Gross profit	4,621	6,387	9,105	13,370
Selling, general and administrative	4,312	4,919	8,525	10,418
Merger expense	—	11	—	187
Income from operations	309	1,457	580	2,765
Other income (expense), net	91	(9)	94	(11)
Interest expense, net	(1,126)	(1,213)	(2,267)	(2,134)
(Loss) income before income taxes	(726)	235	(1,593)	620
Income tax benefit (expense)	132	(237)	558	(390)
Net (loss) income	(594)	(2)	(1,035)	230
Less: Net income attributable to non-controlling interest	(35)	(58)	(64)	(114)
Net (loss) income attributable to ARC Group Worldwide, Inc.	$(629)	$(60)	$(1,099)	$116
Net (loss) income per common share:
Basic and diluted	$(0.03)	$—	$(0.06)	$0.01

Weighted average common shares outstanding:
Basic and diluted	18,123,883	14,673,205	18,123,883	14,673,205

ARC Group Worldwide, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except for share and per share amounts)

	December 27, 2015	June 30, 2015
ASSETS
Current assets:
Cash	$3,867	$4,821
Accounts receivable, net	14,214	15,385
Inventories, net	15,274	16,386
Deferred income tax assets	847	672
Prepaid expenses and other current assets	4,809	2,330
Total current assets	39,011	39,594
Property and equipment, net	42,035	43,813
Goodwill	14,801	14,801
Intangible assets, net	24,754	26,441
Other	1,160	1,374
Total assets	$121,761	$126,023

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,827	$7,338
Accrued expenses	2,407	3,026
Deferred revenue	949	991
Bank borrowings, current portion of long-term debt	6,700	5,995
Capital lease obligations, current portion	879	857
Accrued escrow obligations, current portion	2,842	4,291
Total current liabilities	20,604	22,498
Long-term debt, net of current portion	49,444	51,971
Deferred income tax liabilities	2,577	2,029
Capital lease obligations, net of current portion	2,369	2,784
Accrued escrow obligations, net of current portion	1,208	—
Other long-term liabilities	73	—
Total liabilities	76,275	79,282

Commitments and contingencies

Equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0005 par value, 250,000,000 shares authorized; 19,037,698 shares issued and 19,029,297 shares issued and outstanding at December 27, 2015, and 18,538,522 shares issued and 18,530,121 shares issued and outstanding at June 30, 2015	5	5
Treasury stock, at cost; 8,401 shares at December 27, 2015 and June 30, 2015	(94)	(94)
Additional paid-in capital	29,631	29,751
Retained earnings	14,832	15,931
Accumulated other comprehensive loss	(56)	(58)
Total ARC Group Worldwide, Inc. stockholders' equity	44,318	45,535
Non-controlling interests	1,168	1,206
Total equity	45,486	46,741
Total liabilities and equity	$121,761	$126,023

ARC Group Worldwide, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the six months ended
	December 27, 2015	December 28, 2014
Cash flows from operating activities:
Net (loss) income	$(1,035)	$230
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,750	4,666
Bad debt expense and other	69	(56)
Deferred income taxes	374	12
Changes in working capital:
Accounts receivable	1,157	(309)
Inventory	1,111	(1,200)
Prepaid expenses and other assets	(2,265)	(1,502)
Accounts payable	(560)	(2,944)
Accrued expenses	(960)	604
Deferred revenue	(43)	274
Net cash provided by (used in) operating activities	2,598	(225)

Cash flows from investing activities:
Purchases of property and equipment	(1,339)	(3,446)
Net cash used in investing activities	(1,339)	(3,446)

Cash flows from financing activities:
Proceeds from debt issuance	1,000	23,500
Repayments of long-term debt and capital lease obligations	(3,215)	(25,216)
Stock issuance costs	—	(138)
Net cash used in financing activities	(2,215)	(1,854)
Effect of exchange rates on cash	2	—
Net decrease in cash	(954)	(5,525)
Cash, beginning of period	4,821	9,384
Cash, end of period	$3,867	$3,859
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,474	$1,587
Cash paid for income taxes	$514	$20